April 5, 2007

Joseph Cunningham

CFO, Director

Gamma Pharmaceuticals Inc.

2225 Angelfire Street

Las Vegas, NV 89128

RE: Engagement Letter for Gamma Pharmaceuticals Inc

Dear Mr. Cunningham:

This letter (the “Agreement”) is to confirm the engagement of Milkie/Ferguson Investments, Inc., (“Agent”) by Gamma Pharmaceutical Inc (the “Company”) effective as of March the above date, for purposes of providing services as detailed herein in consideration for the fees described below.

1.0	THE PARTIES

1.1       The Company, with its principal office at 2225 Angelfire Street, Las Vegas 89128, USA, Phone: (702) 989-5262, and Fax: (702) 944-9629.

1.2        Agent, a broker-dealer member of the NASD, with its principal office at 8750 North Central Expressway, Suite 1700. Dallas, Texas, USA, Phone: (214) 987-3900, and Fax: (214) 987-1313.

1.3        The persons executing this Agreement represent to each other that they have full and complete authority to do so.

2.0	THE AGREEMENT

2.1        The Company and Agent have agreed that Agent will assist the Company in placing securities with accredited investors (the “Offering”). The Offering is an offering of units consisting of shares and warrants, as described in the Company’s private placement memorandum dated June 28, 2006 and updated February 19, 2007 (the “PPM”). As a result of an introduction made through Agent to one or more investors (the “Investors”), should all or any part of the Offering be placed with the Investors, the Company shall owe Agent the fees described herein. Should the Company close on any introduced transactions under this Agreement, it shall be understood that the Offering met terms and conditions satisfactory to the Company.

2.2        It is acknowledged by the Company that it has relied upon its own advisors in evaluating all aspects of this Offering. The Company represents that is has not relied upon any representations or statements made by Agent or its employees concerning this Offering. Furthermore, the Company intentionally waives and releases Agent from any and all claims or causes of action for any losses or damages that the Company may sustain as a result of entering into this Offering.

2.3        The term of this Agreement shall be ten days from the effective date of this Agreement (the “Term”). Upon expiration of this Agreement, Agent shall be entitled to receive any accrued compensation, including any unpaid Cash Fees (as defined below) and any.Warrant (as defined below), if any.

2.4        The Company shall be under no obligation to pay any fees or other monies whatsoever to Agent unless the purchase of all or part of the Offering contemplated by this Agreement has closed with the Investors. The total amount of the fee due Agent shall be due and payable on the date of the closing (the “Closing”) of the Offering and simultaneous with the delivery of the funds to the Company. The Company shall be under no obligation to consummate any such Offering, except upon such terms as shall be acceptable to the Company in its sole discretion.

2.5       The Company represents and warrants to the Agent that with respect to the Offering: (i) the Company has consulted its own legal counsel on all aspects of the Offering; (ii) Agent has not made any representations to the Company to induce it to execute this Agreement other than those expressly and directly made herein; (iii) the Company shall have performed its own due diligence investigation and had the opportunity to ask questions of the Investors and analyze their responses; (iv) the Company has not relied on any information, representations or warranties of any individual or entity, including without limitation the Agent, in connection with the Offering but for those made directly, personally and expressly by the Investors in the definitive transaction documents memorializing the Offering; and (v) the Company acknowledges that Agent has acted solely as a finder and introduced the Company to the Investor.

3.0	THE FEE

3.1	The Company shall pay Agent the following fee:

3.1.1    cash fee equal to 8.00% of the gross proceeds of the Offering (the “Cash Fee”) as received by the Company from Agent’s Investors, and

3.1.2    a warrant to purchase shares of the Company (the “Warrant”) as shall be determined by the following formula:

3.1.2.1  the total number of units sold to Investors shall be determined (the “Base Number”);

3.1.2.2	the number of shares purchasable under the Warrant shall be 2% of the Base Number.

Example: if Agent’s Investors purchase 750,000 units, then the Warrant shall entitle Agent to purchase 15,000 shares..

3.2	The exercise price of the Warrant shall be $0.75 per share.

3.3       The Warrant upon issuance, shall immediately vest in favor of the Agent, be fully paid, non-assessable, and free of any restrictions on transfer, but for those restrictions that are the result of state or federal securities laws. The Warrant shall be issued to Agent in the form of a warrant agreement (the “Warrant Agreement”). The Warrant Agreement shall provide for, among other provisions, the above terms and the following: (1) The Warrant shall expire five years after the date that the Warrant Agreement is issued (2) The Warrant shall have customary anti-dilution provisions for stock dividends, splits, mergers, and sale of substantially all assets of the Company (3) Agent may exercise the Warrant at any time after signing the Warrant Agreement (4) The Company shall reserve, and at all times have available, a sufficient number of shares of its common stock to be issued upon the exercise of the Warrant and (5) The Company shall grant unlimited “piggy back” registration rights, at the Company’s expense, to include the shares of the underlying common stock in any registration statement filed by the Company under the Securities Act of 1933 relating to an underwriting of the sale of shares of common stock or other security of the Company.

3.4       If the Offering is concluded through multiple fundings or stepped milestones, then each such separate funding shall be deemed a Closing and the fees shall be paid to Agent at each Closing as described.

4.0	OTHER

4.1       Any arrangements made by the Company with any broker or other persons with whom the Company is or may be involved are the total responsibility of the Company.

4.2       In the event of any dispute between the Company and Agent arising under or pursuant to the terms of this Agreement, or any matters arising under the terms of this Agreement, the same shall be settled only by arbitration through NASD Dispute Resolution in Dallas County, City of Dallas, State of Texas, in accordance with the Code of Arbitration Procedure published by NASD Dispute Resolution. The determination of the arbitrators shall be final and binding upon the Company and Agent and may be enforced in any court of appropriate jurisdiction. This Agreement shall be construed by and governed exclusively under the laws of the State of Texas, without regard to its conflicts of law provisions. The venue shall be in Dallas County, Texas.

4.3       This Agreement contains the entire agreement between Agent and the Company concerning the introduction of Investors to the Company and correctly sets forth the rights and duties of each of the parties to each other concerning that matter as of this date. Any agreement or representation concerning the subject matter of this Agreement or the duties of Agent to the Company in relation thereto, not set forth in this Agreement, is null and void.

4.4       The Company agrees that upon the Closing the Agent will be paid simultaneously with the funding of the Company from the Offering. The Company Agent will wire Agent’s funds to:

Account Name:	[insert ]
Bank:	[insert ]
Address:	[insert ]
Phone:	[insert ]
Fax:	[insert ]
ABA Routing #:	[insert ]
Account #:	[insert ]

4.5       The Company agrees to indemnify and hold harmless Agent and each person, if any, who controls Agent within the meaning of the Securities Act of 1933, as amended (the “Act”), its officers, employees, agents, and the Agent’s counsel (collectively, the “Agent and its Personnel”) from and against any losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this

Agreement, include, but not be limited to, all reasonable costs of defense, investigation and collection and all attorneys’ fees), to which Agent and its Personnel may become subject, under the Act or otherwise, insofar, as such losses, claims, damages or liabilities (or actions in respect thereof); (i) arising out of or are based upon any untrue statement or alleged untrue statement of any material fact made by the Company its officers, employees, agents, and the legal counsel; (ii) arising out of or are based upon any omission or alleged omission of material fact necessary to make any statement not misleading, made by the Company its officers, employees, agents, and its legal counsel,; (iii) arising in any manner out of or in connection with the performing of services by Agent hereunder; (iv) arising out of or based upon any violation of the representations and warranties of the Investor; and (v) arising out of or are based upon any untrue statement or alleged untrue statement of any material fact made by the Company their officers, employees, agents, and the legal counsel.

If the foregoing is in accordance with your understanding, kindly confirm your acceptance by signing and returning the Agreement, which will thereupon constitute an agreement between us.

Yours very truly,

Milkie/Ferguson Investments, Inc

By:	/s/Edward Milkie

Name:	Edward Milkie

Title:	President

Accepted and approved this 5th day of April, 2007

By:/s/Joseph Cunningham

Mr. Joseph Cunningham

CFO, Director

Gamma Pharmaceuticals Inc.

2225 Angelfire Street

Las Vegas, NV 89128